Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

OnKure Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Table 1 - Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
(1)	Equity	Class A Common Stock, par value $0.0001 per share, reserved for issuance under the Registrant's Amended and Restated 2024 Equity Incentive Plan	Other	3,231,638	$4.16	$13,443,614.08	0.0001381	$1,856.56
	Total Offering Amounts			3,231,638		$13,443,614.08		$1,856.56
	Total Fee Offsets							$-
	Net Fee Due							$1,856.56

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (“Registration Statement”) covers any additional shares of OnKure Therapeutics, Inc.’s (the “Registrant”) Class A common stock that become issuable under the Registrant’s Amended and Restated 2024 Equity Incentive Plan (the “2024 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Class A common stock. The amount registered represents an increase to the number of shares of the Registrant’s Class A common stock reserved for issuance pursuant to future awards under the 2024 Plan that became effective upon the Registrant obtaining stockholder approval of the Restated 2024 Plan at the Registrant’s 2026 Annual Meeting of Stockholders on June 3, 2026. The proposed maximum offer price is estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $4.16 per share, which is the average of the high and low prices of the Registrant’s Class A common stock, as reported on the Nasdaq Global Market, on May 29, 2026.